Exhibit 10.14

Janet Ziomek	March 5, 2004

2416 Shoreham Road

Orlando, Fl 32803

Re: Amended Agreement with Respect to Rights Upon Termination of Employment

Dear Janet:

Rotech Healthcare Inc., a Delaware corporation (the “Company”), is pleased to offer you the following agreement:

1. You will tender your resignation of employment on the earlier of December 31, 2004 or five (5) business days following your receipt of written notice from the Company (the “Resignation Date”). From the date hereof and continuing through the Resignation Date, you shall continue to perform your regular duties as Chief Financial Officer and such additional duties, including special projects and transition-related duties, as the Chief Executive Officer may request from time to-time. Following the Resignation Date, you agree, upon request, to cooperate with the Company in business, legal and transition matters.

2. Following the Resignation Date, the Company shall: (a) pay to you, with your final paycheck, any base salary earned by you but not yet paid as of the date of termination; (b) fully reimburse you for all reimbursable expenses; (c) pay to you in a lump sum no later than eight (8) days after the Company receives the executed general release in favor of the Company referenced hereinafter in this provision, an amount equal to the sum of (i) one hundred fifty percent (150%) of your annual base salary (measured as of the time of the termination of your employment and without mitigation due to any remuneration or other compensation earned by you following such termination of employment), and (ii) an amount equal to the bonus paid to you for performance in 2001 (excluding bankruptcy retention related bonuses); and (d) continue your medical coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for period of eighteen (18) months from the date of the termination of your employment by directly paying the monthly premiums on your behalf during such period (collectively, the “Severance Benefits”). Your entitlement to the Severance Benefits is conditioned upon your (A) providing, not later than twenty-one (21) days following receipt of same, a general release in favor of the Company, its parent, subsidiary and affiliate companies, successors and assigns, and each of their officers, directors and employees (in their official and personal capacities) in a form satisfactory to the Company, that releases any and all claims arising out of, relating to or concerning your employment or the termination of your employment with the Company; and (B) material compliance with the restrictive covenants set forth in Paragraphs 6, 7 and 8 below.

3. In the event the Company terminates your employment for Cause or you resign your employment without Good Reason prior to the Resignation Date, you will not be eligible for the Severance Benefits.

4. For purposes of this letter agreement, “Cause” shall include, without limitation, the termination of your employment with the Company due to the occurrence of one or more of the following events as determined by a majority vote of the Board of Directors: (a) your conviction or your entry of a plea of guilty or nolo contendere to any felony, (b) your engagement in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or the performance of your duties (including intentional acts of employment discrimination or sexual harassment) or fraud which have a significant adverse effect on the Company, (c) your willful failure to follow a reasonable and lawful written directive of the Chief Executive Officer or the Board of Directors (which shall be capable of being performed by you with reasonable effort), (d) your deliberate and continued failure to perform your material duties, and (e) your intentional disparagement of the Company or any of its affiliate, subsidiary or parent companies or any of their collective executives, shareholders, directors, or officers in any written or oral communication; provided, however, that you shall receive thirty (30) days’ prior written notice that the Board of Directors intends to meet to consider your termination for Cause and specifying the actions allegedly constituting Cause.

5. For purposes of this letter agreement, “Good Reason” shall mean the occurrence of one or more of the following events: (a) the Company’s failure to pay your base salary, earned bonus or additional earned compensation or its failure to continue your benefits, perquisites or related benefits, (b) a decrease in your base salary, (c) without your written consent, requiring you to regularly report to work at a facility more than fifty (50) miles from the location of your employment at the time of the execution of this letter agreement, (d) without your written consent, the directing to you of any duties or responsibilities which are materially inconsistent with your responsibilities, positions and/or titles as described in Paragraph 1 of this letter agreement, (e) without your written consent, a material reduction in your title, duties, positions or responsibilities as described in Paragraph 1 of this letter agreement, or (f) without your written consent, the failure by the Company to continue in effect any employee benefit or compensation plan including, but not limited to, any life insurance plan, health insurance plan and accidental death or disability plan in which you participate unless (1) such benefit or compensation plan, life insurance plan, health insurance plan or related covenant, or accidental death or disability plan or similar plan or benefit is replaced with a comparable plan in which you will participate or which will provide you with comparable benefits, or (2) the Company requests that you seek comparable coverage under another such plan(s) and the Company reimburses you in full, on an after-tax basis (taking into consideration all net Federal, State and local income taxes), for such coverage. In the event you believe Good Reason to exist, then you must provide the Company with written notice no later than ninety (90) days after such event or condition you claim constitutes Good Reason occurs specifying the bases for your belief that Good Reason exists. If the Company shall not have cured or eliminated the event constituting Good Reason within thirty (30) days after receipt of your written notice, upon expiration of such 30-day period, your employment hereunder shall automatically be terminated.

6. By signing this letter agreement, you acknowledge, confirm and agree that, given your position as a member of the senior management team of the Company, you will be privy to and put in possession of certain confidential and proprietary information regarding the Company, including, but not limited to, plans, strategies, financial information, business relationships, budgets, projections and personnel information (collectively, “Confidential Information”) and that the disclosure or use by you of any such Confidential Information, other than directly for the purposes of fulfilling your job requirements, would cause material, substantial and irreparable damage to the Company. Accordingly, you acknowledge and confirm that you have a continuing duty of confidentiality to the Company and agree that you will hold, during the period of your employment and at all times thereafter, in the utmost and strictest confidence and will not, without the Company’s prior written permission, use or disclose (or act so as to cause the use or disclosure of) any Confidential Information. This provision shall survive the termination of your employment with the Company.

7. You further acknowledge and recognize the highly competitive nature of the Company’s business and that you will have the opportunity to develop substantial relationships with existing and prospective clients, customers, strategic partners and employees and representatives of the Company during the course of and as a result of your employment as a member of senior management of the Company. In light of the foregoing, you also covenant and agree, that for a period of one (1) year following termination of your employment with the Company, whether voluntary or involuntary, you will not, directly or indirectly, on your own behalf or on behalf of another person or entity, (a) be engaged in any business (as a principal, partner, director, officer, agent, employee, consultant or otherwise), or be financially interested in any entity or company, that provides or performs any services that directly compete with the Company, (b) hire or engage, or attempt to hire or engage, on behalf of yourself or any other person or entity, any person known by you to be a current employee, consultant or representative of the Company, or (c) intentionally or knowingly suggest, assist in or influence a distributor, source, supplier, customer, client or contractor of the Company to sever his, her or its business relationship with, decrease in any material or substantial respect its activity with, or intentionally or knowingly do anything (whether by act of commission or omission) which would be adverse in any material or substantial respect to the interests of the Company. This provision shall survive the termination of your employment with the Company.

8. You further agree that at any time upon the request of the Company or at the time of the termination of your employment for any reason, you will immediately deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all Confidential Information or other property or materials belonging to the Company, its successors or assigns.

9. You further acknowledge, and by your signature hereby confirm, that the Company has agreed to provide you with the Severance Benefits provided for herein in consideration for your agreement to be bound by the restrictive covenants contained in Paragraphs 6 through 8 of this letter agreement and that such benefits serve as sufficient consideration therefore.

10. This letter agreement, together with the Indemnification Agreement between you and the Company dated in or about June, 2002, constitute the entire agreement between you and the Company concerning the subject matter hereof. This letter agreement supercedes in its entirety the Agreement With Respect to Rights Upon Termination between you and the Company dated October 30, 2002. This letter agreement can only be modified in an agreement signed by the parties hereto. There are no other agreements or understandings, either oral or in writing, which are not reflected in this letter agreement. You warrant and agree that the Company has not made any other agreement, promise or assurance, except those expressed in this document, to induce or persuade you to enter into this letter agreement.

If the foregoing correctly sets forth our understanding, please sign two (2) copies of this letter and return it to the undersigned within seven (7) days, whereupon this letter shall constitute a binding agreement between you and the Company.

Very truly yours,

Rotech Healthcare Inc.

By:
Name: Philip L. Carter
Title: CEO & President

Accepted and Agreed:

Janet Ziomek

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